Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

FOR

AMERICAN PHYSICIANS SERVICE GROUP, INC.

Note:  This Code and related policies are current as of August 1, 2008.  In adopting and publishing these guidelines, you should note that (1) in some respects our policies may exceed minimum legal requirements or industry practice, (2) nothing contained in this Code should be construed as a binding definition or interpretation of a legal requirement or industry practice, and (3) any action by our employees or agents in violation of the law or this Code is beyond the scope of such person’s authority or duty and is not an act by us or on our behalf.

To obtain additional copies of this Code, you may contact the Human Resources Manager or access it from the intranet at http://apsintranet.

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Forward

To all employees:

Our Company is founded on our commitment to the highest ethical principals and standards.  We value honesty and integrity above all else.  Upholding these commitments is essential to our continued success.

The law and the ethical principals and standards that comprise this Code of Business Conduct and Ethics (this “Code”) for American Physicians Service Group, Inc. must guide our actions.  The Code is, of course, broadly stated, and its guidelines are not intended to be a complete listing of detailed instructions for every conceivable situation.  Instead, it is intended to help you develop a working knowledge of the laws and regulations that affect your job.

Adhering to this Code is essential.  I have personally taken the time to study it carefully and I encourage you to do the same.  I have also signed a statement confirming that I have read this Code carefully, and I expect you to do the same by signing the confirmation form that appears on the final page.

Ultimately, our most valuable asset is our reputation. Complying with the principals and standards contained in this Code is the starting point for protecting and enhancing that reputation.

Thank you for your commitment!

________________________________________

Kenneth S. Shifrin

Chairman and Chief Executive Officer

Introduction

NOTE:  Throughout this document we refer to the titles of people who are responsible for helping you with this Code.  As of August 1, 2008, these people are:

Compliance Officer - general Code compliance

Philip Brady (512) 314-4405

Compliance Officer - securities industry matters

John Lindquist (512) 314-4448

Compliance Officer - insurance industry matters

Judy Shepperd (512) 314-4396

Chief Financial Officer

Marc Zimmermann (512) 314-4497

Director of Internal Audit

Annabelle MacKeil (512) 314-4320

Human Resources Manager

Philip Brady (512) 314-4405

Audit Committee Chairman

Cheryl Williams (512) 314-4511

Chairman of the Board

Ken Shifrin (512) 314-4443

All of our employees, officers and directors must read and use this Code to ensure that each business decision follows our commitment to the highest ethical standards and the law.  Adherence to this Code and to our other official policies is essential to maintaining and furthering our reputation for fair and ethical practices among our customers, shareholders, communities and employees.

This Code summarizes certain laws and the ethical policies that are applicable to all of our employees, officers and directors.  Several policy summaries in this Code make reference to more detailed policies that either (i) contain detailed summaries of complex company policies or legal provisions, or (ii) apply to select groups of individuals within our Company.  If these detailed policies are applicable to you, it is important that you read, understand and be able to comply with them.  If you have questions as to whether any detailed policies apply to you, contact your immediate supervisor or one of our compliance officers.

Situations that involve ethics, values and violations of certain laws are often very complex.  No single code of conduct can cover every business situation that you will encounter.  Consequently, we have implemented the compliance procedures outlined in the section of this Code on “Asking for Help and Reporting Concerns.”  The thrust of our procedures is when in doubt, ask.  Whether you do not understand a provision of this Code, or are confused as to what actions you should take in a given situation, you should follow those compliance procedures.

Those procedures will generally direct you to talk to either your immediate supervisor or one of our compliance officers.  There are few situations that cannot be resolved if you discuss them with your immediate supervisor or one of our compliance officers in an open and honest manner.  However, if you are uncomfortable talking with your immediate supervisor or a compliance officer, you may also contact any manager in the Company, the Human Resources Manager or you can direct concerns on an anonymous basis, regarding questionable activity to the APS Audit Committee. For additional information regarding reporting concerns, please see Asking for Help and Reporting Concerns.

After reading this Code, you should:

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Have a thorough knowledge of this Code’s terms and provisions;

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Be able to recognize situations that present legal or ethical dilemmas; and

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Be able to deal effectively with questionable situations in conformity with this Code.

In order to be able to accomplish the three goals listed above, we recommend that you take the following steps:

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Thoroughly read this Code in its entirety;

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If there are references to more detailed policies that are not contained in this Code, obtain and read those policies if they are applicable to you;

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Think about how the provisions of this Code apply to your job, and consider how you might handle situations to avoid illegal, improper or unethical actions; and

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If you have questions, ask your immediate supervisor or one of our compliance officers.

When faced with a situation and you are unclear as to which actions you should take, ask yourself the following questions:

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Is the action legal?

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Does the action comply with this Code?

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How will your decision affect others, including our customers, shareholders, employees and the community?

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How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

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How would you feel if your decision were made public? Could the decision be honestly explained and defended?

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Have you contacted your immediate supervisor or a compliance officer regarding the action?

To reiterate, when in doubt, ask.

Please note that this Code is not an employment contract and does not modify the employment relationship between you and the Company.  We do not create any contractual rights by issuing these policies, and we reserve the right to amend, alter and terminate policies at any time as circumstances warrant.

Special Notice for Senior Financial Officers

Our senior financial officers, including our chief financial officer and other accounting officers, hold a special relationship of trust as stewards of our financial statements.  Like all of our other employees, our senior financial officers are expected to familiarize themselves with all sections of this Code.  Nevertheless, they should pay particular attention to the sections of this Code titled “Compliance with Laws,” “Conflicts of Interests,” “Safeguarding Corporate Assets,” “Record Retention” and “Accounting Policies,” as well as our more detailed policies concerning those matters.

Fair Dealing

We have built a reputation as a trustworthy and ethical member of our community and our industry.  We are committed to maintaining the highest levels of integrity and fairness within our Company.  When we fail to negotiate, perform or market in good faith, we may seriously damage our reputation and lose the loyalty of our customers.  That is why we insist that you conduct business honestly and fairly, and you should endeavor to deal fairly with our customers, suppliers and even our competitors.  You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Compliance with Laws

First and foremost, our policy is to behave in an ethical manner and comply with all laws, rules and government regulations that are applicable to our business, both in the United States and other countries.  Although we address several important legal topics in this Code, we cannot anticipate every possible situation or cover every topic in detail.  At any rate, it is your responsibility to know and to follow the law and conduct yourself in an ethical manner.  Supervisors must ensure that employees understand and are informed of the requirements relating to their jobs.  They must also be available to answer questions and guide them to other Company subject matter experts when necessary.

We are subject to extensive supervision by state and federal insurance and securities regulators.  We take our obligation to comply with state and federal laws very seriously.  These laws, and especially those dealing with our relationships with (and disclosures to) customers who hold accounts or insurance policies, are very complicated and cannot be completely summarized in this Code.  You are expected to familiarize yourself with all laws and regulations relevant to your position with us, as well as all our related written policies on these laws and regulations.  To this end, our compliance officers are available to answer your calls and questions, and provide you with all pertinent background and information.  If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties or our responsibility under the various laws, you should not hesitate to call and seek guidance from a compliance officer at the earliest possible opportunity.

Conflicts of Interest

All of us must be able to perform our duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work.  Put more simply, when our loyalty to the Company is impacted by actual or potential benefit or influence from an outside source, a conflict of interest exists.  We should all be aware of any potential influences that impact or appear to impact our loyalty to the Company.  You have a duty to avoid all relationships that are or might be conflicts of interest or otherwise compromise the integrity of our business.  Any time you believe a conflict of interest could exist, you must contact your immediate supervisor or a compliance officer and disclose the potential conflict of interest.

There are three broad categories of conflicts of interest that are generally prohibited by our conflict of interest policy. Conflicts of interest typically arise from the following activities:

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When your private interest interferes in any way—or even appears to interfere—with the interests of our Company as a whole;

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When you take actions or have interests that may make it difficult to perform your work for our Company objectively and effectively; and

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When you, or a member of your family, receives improper personal benefits as a result of your position with our Company.

Of course, it is not possible to list every conceivable conflict of interest that could arise.  But the policies and situations discussed below are illustrative of the types of situations that often present conflicts of interest.

Gifts and Entertainment

To put it bluntly, commercial bribery is illegal. All of our business should come from the quality of the products and services we provide to our customers and not payments or “kickbacks” made to them.  Likewise, products and services we purchase from third parties must be based on the qualifications of the seller and not any undue influence by the seller.  There are two broad situations where you are likely to run the risk that your actions may be deemed to be, or may appear to constitute, commercial bribery: (i) when you directly or indirectly accept gifts, entertainment or favors from anyone with whom the company does business, and (ii) when you directly or indirectly provide gifts to our existing customers, potential customers and public officials or others who are affiliated with them.

As a general rule, you may not solicit or accept gifts or anything else of value from our customers or suppliers.  There are six narrow classes of exceptions to this rule that we permit:

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You may accept a gift based on an obvious family or personal relationship where it is clear that this relationship, and not our business, is the motivating factor;

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You may accept meals, refreshments, entertainment or travel accommodations, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would ordinarily be one that we would reimburse if not paid for by the third party. Furthermore, you and your spouse or guest may attend entertainment events such as sporting events, receptions or dinners as the guest of a third party in order to foster legitimate business relations and provided any gifts received, other than participating in the event, are of nominal value;

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You may accept advertising or promotional materials of nominal value that become available in the ordinary course of business (nominal value is typically $50 or less);

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You may accept discounts or rebates on merchandise or services on terms that do not exceed those available to other customers of the merchant offering the discount or rebate.

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You may accept gifts of a nominal value related to commonly recognized events or occasions such as a promotion, holiday, wedding, birth announcement or retirement; and

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You may accept civic, charitable, educational or religious organizational awards of nominal value for recognition of service and accomplishment.

Other than these exceptions, all other gifts, no matter how small or seemingly insignificant, are prohibited.  If you are offered an impermissible gift or anything else of value, if you have an inquiry about a questionable or borderline gift, or if you inadvertently receive an impermissible gift (such as through an unsolicited package that is mailed to you without your prior knowledge), you should contact your immediate supervisor or one of our compliance officers.  They will take appropriate action if you receive an unacceptable gift or offer.  From time to time we may ask you to provide us with a list of recent gifts (regardless of source) and certify compliance with this Code.

Often, situations arise where you engage in certain activities with our customers or other business acquaintances and receive an indirect benefit or favor from the individuals. These are often difficult conflict of interest situations to identify and when in doubt as to a conflict situation, contact your immediate supervisor or one of our compliance officers to obtain specific guidance concerning a particular action. The following are some examples of entertainment and gift-related situations and activities where you could receive, or, if the roles were reversed, you could provide, an indirect benefit and thus should obtain pre-approval of similar actions with a compliance officer:

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Many of us volunteer with non-profit organizations. Often, non-profit organizations request our help to attract more volunteers and to bring in money to the organization.  By soliciting business acquaintances to assist with fund raising, either directly or through taking part in activities presented by the charitable organization, or to volunteer with such charitable organizations, you could create the impression that business acquaintances could enhance their business relationship with us by taking part in these activities.  The indirect benefit provided to you, and thus the conflict of interest presented by this situation, arises from the time or money provided by your business acquaintances to the non-profit organization with which you are affiliated.

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If you belong to a private club and receive any sort of personal benefit for signing up new members, solicitation for new membership from your business acquaintances could provide you with an improper personal benefit if such solicited individuals believe that they could enhance their business relationship with the company by becoming a member of the private club at which you are a member.  Their interest in improving their business relationship with the Company has thus provided you with an indirect benefit and has presented you with a conflict of interest situation that must be addressed.

Loans to Officers, Directors and Other Related Parties

We are precluded by law from making any loan or advance of any duration to an officer or director.

Interests in Competitors, Suppliers and Third Parties

You should not have any direct or indirect interest in any transaction to which we will be a party if your interest or relationship could influence, or appear to influence, your duties on our behalf.  You should not have any financial or other interest in any competitor, supplier (i.e., someone who provides products or services to us) or third party with whom we are doing business or proposing to do business.

Your personal interest in a competitor, supplier or third party could arise due to stock ownership in them (except for ownership of less than one percent of the securities of a public company whose securities are traded on a national securities exchange), or due to your role as a director, officer, agent or employee of such a competitor, supplier or third party.  In addition to notifying one of our compliance officers if any of the above relationships exist, you must also notify one of our compliance officers of any of the following:

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if you have ownership interests in a competitor, supplier or third party with whom we are doing business or are proposing to do business;

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if you are currently an employee, director, agent or officer of a supplier or third party that is doing business or proposes to do business with us;

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if you, directly or indirectly, engaged in or engage in transactions with one of our competitors, suppliers or another third party; or

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if you are uncertain whether your relationship with a competitor, supplier or third party constitutes a conflict of interest.

Business Relationships with Customers

As we develop long-term relationships with our clients we may also develop close relationships with client personnel outside of business.  While this is normally beneficial, be reminded that strained personal relationships can also strain business relationships.  A common source of conflict is financial in nature and you are therefore prohibited from recruiting clients, or allowing clients, to invest in any personal outside business interests.  You should also not invest in client promoted business ventures.  Circumstances beyond your control may lead to investment losses or investor disputes and the subsequent loss of our client.

Business Relationships with Family Members

You should follow these rules with regard to your dealings on our behalf with your family members:

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You should not be in a position to influence our decision to engage in business with or hire one of your family members.  “Family members” include your spouse, children, parents, brothers and sisters and their spouses, sons-in-law, daughters-in-law, other in-laws and any person who resides with you.

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You must disclose to one of our compliance officers any situation in which one of your family members has an interest, similar to the interests discussed above, in our competitors, suppliers or party to any transaction involving us.

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If you have any questions regarding any matter that may present a conflict of interest, please contact your immediate supervisor or one of our compliance officers.

Securities Laws and Insider Trading

Because we are a public company, we are subject to a number of federal laws concerning the purchase and sale of our stock and other publicly traded securities.  Regardless of your position with us, if you have possession of what is known as “material inside information” regarding our business, you may not disclose that information to anyone outside our Company, and you are not allowed to buy or sell our stock or other publicly-traded securities until the material inside information is known not only by individuals within the company, but also by the general public.  The improper use of material inside information is known as insider trading.  Insider trading is a criminal offense and is strictly prohibited.

“Material Inside Information” is any information concerning our Company that is not available to the general public and which an investor would likely consider to be important in making a decision whether to buy, sell or hold our stock or other securities.  A good rule of thumb to determine whether information about us is material inside information is whether or not the release of that information to the public would have an affect on the price of our stock.  Examples of material inside information include information concerning a pending stock split, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals, major litigation, the loss or acquisition of a major contract and major management developments.  Material inside information is no longer deemed “inside” information once it is publicly disclosed.  Examples of effective public disclosure are the filing of such inside information with the Securities and Exchange Commission, or printing inside information in the Wall Street Journal or other publications of general circulation, in each case giving the investing public a fair amount of time to absorb and understand our disclosures.

In addition to being prohibited from buying or selling our stock or other publicly-traded securities when you are in possession of material inside information, you are also prohibited from disclosing such information to anyone else (including friends or family members) in order to enable them to trade on the information.  In addition, if you acquire material inside information about another company due to your relationship with us or due to your relationship with someone who has material inside information regarding that other company, you may not buy or sell that other company’s stock or other securities until such information is publicly disclosed.

The following are general guidelines to help you comply with our insider trading policy:

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Do not share material inside information with people within our Company whose jobs do not require them to have the information.

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Do not disclose any non-public information, material or otherwise, concerning our Company to anyone outside the Company.

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If you have material inside information regarding us or regarding any other publicly traded company that you obtained from your employment with us, you must not buy or sell, or advise anyone else to buy or sell, our securities or that other company’s securities, until such information is publicly disclosed.

Penalties for trading on or communicating material inside information are severe.  If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability.  In addition to being illegal, we believe that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with us and reporting violations to appropriate authorities.

As a public company, some of our employees, particularly those in senior management, are subject to additional restrictions concerning their trading of our stock.  These employees must also file various reports with the U.S. Securities and Exchange Commission.  You should contact our chief financial officer for more detailed information about these additional securities laws if you believe they may apply to you.

It is important to note that in the spirit of fairness and in compliance with the Sarbanes-Oxley Act, our detailed insider trading policy manual prohibits trades by our directors, executive officers and certain other employees during certain blackout periods as set forth in our Company’s Blackout Policy.  If you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please contact your immediate supervisor or our chief financial officer.

Political Activity

We will fully comply with all political contribution laws.  Our funds may not be used for contributions of any kind to any political party or committee in the United States or to any candidate or holder of any government position in the United States (national, state or local) unless such contribution is expressly permitted by law. Please contact one of our compliance officers to determine whether a specific company contribution is permitted by law.

It is against our policy for you to lobby any other employees on behalf of a political candidate during the work day.  It is also against our policy to reimburse an employee for any political contributions or expenditures.  Outside normal office hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions.

Antitrust Laws

Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anticompetitive behavior.  Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets.  Accordingly, it is important to avoid discussions with our competitors regarding pricing, terms and conditions, costs, marketing plans, customers and/or any other proprietary or confidential information.  Unilateral action may also violate the antitrust laws.  Any transaction or practice that would appear to result in our gaining a monopoly in a particular line of business in a particular market or geographic area, or that indicates intent to drive a competitor out of business or to prevent a competitor from entering a market should therefore be avoided and discussed with legal counsel.  You should also avoid making inaccurate or misleading statements about competitors, suppliers, customers or their offerings.  Antitrust laws may also apply in other circumstances, like benchmaking efforts, trade association meetings or strategic alliances involving competitors.

Unlawful agreements need not be written or even consist of express commitments.  Agreements can be based on informal discussions or the mere exchange of information with a competitor.  If you believe that a conversation with a competitor enters an inappropriate area, end the conversation at once.  Whenever any question arises as to the significance or application of antitrust laws, you should consult with legal counsel, and any agreements with possible antitrust implications should be made only with the prior approval of legal counsel.

Corporate Opportunities

Business opportunities relating to the kinds of products and services we usually sell or the activities we typically pursue that arise during the course of your employment or through the use of our property, information or your position (whether during business hours or otherwise) belong to us.  Similarly, other business opportunities that fit into our strategic plans or satisfy our commercial objectives that arise under similar conditions also belong to us.  You may not direct these kinds of business opportunities to our competitors, to other third parties or other businesses that you own or are affiliated with in any way.  Likewise, you may not exploit our business opportunities for your own personal gain.

Sometimes our employees desire to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services.  This kind of work does not in and of itself violate this Code.  However, the second job must be strictly separated from your job with us, and must not interfere with your ability to devote the time and effort needed to fulfill your duties to us as our employee.  You cannot engage in any outside activity that causes competition with us or provides assistance to our competitors or other parties (such as suppliers) with whom we regularly do business.  You should avoid outside activities that embarrass or discredit us or that affect your impartiality, objectivity and efficiency in performing your duties for us.  Outside work may never be done on Company time and must not involve the use of our supplies or equipment.  Additionally, you should not attempt to sell services or products from your second job to us.

Before engaging in a second line of work, you should disclose proposed outside employment to your immediate supervisor to confirm that the proposed activity is not contrary to our Company’s best interests.  You may also contact our Human Resources Manager for more information about our policies concerning outside employment.

Safeguarding Corporate Assets

You should use Company assets and funds only for legitimate business purposes so as to advance our strategic objectives.  You are responsible for any Company assets and funds in your possession or under your control and you should be mindful to protect these assets and funds from theft, misuse or waste.  Products and services should be purchased on the basis of value, quality, price and other tangible criteria.  Incidental personal use of telephones, fax machines, copy machines, personal computers, email and similar equipment is generally allowed if there is no significant added cost to us; it does not interfere with your work responsibilities; and it is not related to an illegal activity or outside business.  Our assets and funds may never be used for an unlawful purpose.  Careful safeguarding of our assets makes us more efficient and avoids the potential for loss and embarrassment to you and our Company.  Theft, carelessness and waste also impair our profitability.  If you become aware of theft, waste or misuse of our assets or funds or have any questions about any proper use of them, you should speak with your immediate supervisor.

Confidentiality

Your knowledge about our customers and others with whom we do business places you in a special position of trust and confidence.  Unless required by law or your job description to do so, you should always use the highest care to protect this information from outside parties and other employees that are not authorized to see the information.

Information learned while working for us or gained from outside parties should likewise be kept confidential.  Our business relations are built on trust, and our customers and suppliers count on that trust.  If you learn information that is not otherwise public from them, you should keep that information confidential.  Seek your immediate supervisor’s guidance in maintaining the confidentiality of such information if you have any concerns about your ability to do so.

Equal Employment Opportunity

We are committed to providing equal employment opportunities for all our employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any employee because of his or her race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, or any characteristic protected by law.  We will not tolerate discrimination or harassment by anyone – managers, supervisors, co-workers, vendors or our customers.  If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify the Human Resources Manager immediately.  For more information concerning our antidiscrimination policy, you should review our Employee Handbook.  We will not retaliate against any employee for filing a good faith complaint under antidiscrimination policies or for cooperating in an investigation and will not tolerate or permit retaliation by management, employees or co-workers.

Record Retention

All information you record or report on our behalf, whether for our purposes or for third parties, must be done accurately and honestly.  All of our records must be maintained in reasonable detail, must be kept in a timely fashion, and must appropriately reflect our transactions.  Recording data in a timely and truthful manner protects our Company resources and meets the expectations of those people, including investors and customers, who rely on the accuracy of our books and records to perform their jobs.  Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment.

We will retain all books, records and statements in accordance with our record retention policies and all applicable laws and regulations.  From time to time we are involved in legal proceedings that may require us to make some of our records available to third parties.  Our legal counsel will assist us in releasing appropriate information to third parties and provide you (or your immediate supervisor) with specific instructions.  It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to litigation or a government investigation.  The law applies equally to all of our records, including not only formal reports but all less formal data such as email, expense reports and internal memos.  If you are informed that information in your possession is the subject of litigation or a government investigation, or if you have other reason to believe that such information may be involved in a judicial proceeding, no matter whether you think it is relevant or not, you are prohibited from making any effort to alter, destroy, modify or conceal that information.  Your immediate supervisor and our legal counsel will be able to help you if you have any questions.

Accounting Policies

Consistent with our general records retention policy of maintaining records in reasonable and appropriate detail, we must maintain accounting records of the highest possible quality.  We expect that you will record all financial transactions (such as sales, leases or purchases) truthfully, accurately and in sufficient detail so that our accounting records are reliable and fairly reflect the nature of transactions presented.  The information derived from these records is provided to our shareholders and investors as well as government agencies.  Thus, our accounting records must follow generally accepted accounting principles and other laws and regulations such as those of the Internal Revenue Service and U.S. Securities and Exchange Commission.

All revenues, expenses, assets and liabilities must be entered into our books and records in an accurate and timely fashion.  You may not maintain any unrecorded or secret fund, reserve, asset or account for any purpose.  No false, fictitious or misleading entries may be made in our Company’s books, records or accounts for any reason.  You may not make any payment or transfer of funds or assets with the intent that any portion is to be used for any purpose other than that described in the documents supporting the payment or transfer.  No invoices believed to be false or fictitious may be paid.  All accounting personnel, financial officers and executive officers should follow generally accepted accounting principles and administer our Company’s books and accounts in accordance with our other established accounting policies and other regulatory bodies, and internal controls.  The reports we file with the U.S. Securities and Exchange Commission and other public communications we make, should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

Our internal and external auditing functions are integral components that help ensure that our financial books, records and accounts are accurate.  Therefore, you should provide our accounting department, internal auditing staff, Audit Committee and independent public accountants with all pertinent information that they may request.  We encourage open lines of communication with our Audit Committee, accountants and auditors and require that all our personnel cooperate with them to the maximum extent possible.  It is unlawful for you to fraudulently induce, coerce or mislead our independent public accountants for the purpose of making our financial statements misleading.

If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded, you should confer with your immediate supervisor or our chief financial officer.  Additionally, the Audit Committee of our board of directors has established a procedure for you to submit your concerns to them, on an anonymous basis, regarding questionable accounting or auditing matters.  You may write (anonymously, if you choose) to:

APS Audit Committee

c/o Cheryl Williams, Chairman

27050 Karsch Road

Boerne, Texas  78006

email:  williams@gvtc.com

The Audit Committee is empowered to investigate your concerns using internal or external resources and is instructed to do so in a timely manner.

Asking for Help and Reporting Concerns

We take this Code seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong.  That is why we encourage open communication.  When in doubt, ask.  Whenever you have a question or concern, are unsure about what the appropriate course of action is or if you suspect that a violation of the law or this Code has occurred, please talk with your immediate supervisor.  He or she may have the information you need, or may be able to refer the matter to an appropriate source, including legal counsel as circumstances warrant.  If you are uncomfortable talking with your immediate supervisor, you may also contact any manager in the Company with whom you feel comfortable or the Human Resources Manager.  Your immediate supervisor is responsible for alerting other appropriate corporate personnel as necessary.  Additionally, you may contact one of our compliance officers if you have a question or concern that cannot be reasonably addressed through other reporting channels or if you do not feel comfortable approaching your immediate supervisor with your question.  Your communication will be protected to the greatest extent possible. One of the key components under the Sarbanes-Oxley Act of 2002 is the whistleblower provision that protects you from retaliation by the Company, such as discharge, termination, suspension, harassment or other discrimination. Such protection is afforded if you provide information or assist in the investigation regarding any conduct that you reasonably believe constitutes suspected or actual federal mail, wire, bank or securities fraud, or violation of a rule or regulation of the U.S. Securities and Exchange Commission including financial reporting.

Prompt reporting of violations of this Code is essential for this Code to be effective.  We will not retaliate against anyone who, in good faith, notifies us of a possible violation of law or this Code, nor will we tolerate any harassment or intimidation of any employee who reports a suspected violation.  Additionally, we will initiate a prompt investigation following any credible indication that a breach of law or this Code may have occurred.  We will also initiate appropriate corrective action as we deem necessary, which may include notifying appropriate authorities.

If you violate any provision of this Code, you may be subject to disciplinary action, up to and including discharge.  Please be aware that we may seek civil remedies from you and if your violation results in monetary loss to us, you may be required to reimburse the Company for that loss.

Because our commitment to this Code is so strong, we will only grant waivers of it under the most unusual or compelling circumstances.  Therefore, we expect that waivers will be granted very infrequently.  If you would like to request a waiver of this Code, for any reason, you must submit a detailed written statement to one of our compliance officers describing the nature of your request and explaining why you believe the waiver is appropriate.  One of our compliance officers may deny a request for a waiver, but cannot approve one; only the independent non-employee members of our board of directors may approve a request for waiver.  One of our compliance officers will forward appropriate waiver requests to the independent members of our board of directors for consideration, and they will have the ultimate authority to decide whether to grant or deny the waiver.  We will publicly disclose all waivers of this Code as required by law or other applicable regulations.

Confirmation Certificate

I have been provided a copy of the Code of Business Conduct and Ethics for American Physicians Service Group, Inc. I acknowledge that I have read this Code and understand my responsibilities under it. Further, I acknowledge that I must contact my immediate supervisor or one of our compliance officers if I have any questions or concerns, as further detailed in this Code.

EMPLOYEE:

_________________________________________________

Printed Name:______________________________________

Date:_____________________________________________

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